EXHIBIT 5.1

OPINION AS TO LEGALITY

BRANT E. HODYNO

ATTORNEY AT LAW

200 East 57th Street, Suite 15 F

New York, NY 10021

Telephone                Facsimile

(646) 290-6647     (646) 415-9093

September 11, 2007

United States Securities and Exchange Commission

Washington, D.C. 20549

Re:  Capital Resource Alliance Inc.

            Ladies and Gentlemen:

I have acted as counsel for Capital Resource Alliance Inc., a Colorado corporation (the “Company”), in connection with the preparation of this registration statement on Form SB-2, (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Act”), relating to the public offering (the “Offering”) of up to 4000,000 shares (the “Registered Shares”) by existing shareholders of the Company

In rendering the opinion set forth below, I have reviewed (a) the Registration Statement and the exhibits thereto; (b) the Company’s Articles of Incorporation; (c) the Company’s Bylaws; (d) certain records of the Company’s corporate proceedings as reflected in its minute books; (e) such statutes, records and other documents as I have deemed relevant and (f) certain representations made by the company, its counsel and its auditors; Colorado law including the statutory provisions, all applicable provisions of the Colorado law and reported judicial decisions interpreting those laws.   In my examination, I have assumed the genuineness of all signatures, the authenticity of all documents submitted to me as originals, and conformity with the originals of all documents submitted to me as copies thereof. In addition, I have made such other examinations of law and fact, as I have deemed relevant in order to form a basis for the opinion hereinafter expressed.

In addition, I opine upon Colorado law, including the statutory provisions, all applicable provisions of the Colorado Constitution and reported judicial decisions interpreting those laws.

Based on the foregoing, I am also of the opinion that:

1.  The Company is a corporation duly authorized and validly existing and in good standing under the laws of the State of Colorado, with corporate power to conduct its business as described in the Registration Statement.

2.   I am of the opinion that all of the Registered Shares are validly issued, fully paid and non-assessable pursuant to the corporate law of the State of Colorado.

3.  All the Treasury shares described in the Registration Statement are duly and validly authorized and, upon the issuance thereof, will be duly and validly issued as fully paid and non-assessable.

I am also of the further opinion that Mr. Joseph Forzani and Mr. Frederick Fitzgerald, the Company’s officers and directors, will not be deemed to be a broker or dealer in connection with the Offering of the Treasury Shares pursuant to the Registration Statement.

I hereby consent to the Company’s filing of this legal opinion with the Securities and Exchange Commission as Exhibit 5.1 to its registration statement on Form SB-2.

Very truly yours:

/s/ Brant E. Hodyno

Brant E. Hodyno